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                                                                    EXHIBIT 4.6

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                       WARRANT TO PURCHASE 223,000 SHARES
                               OF COMMON STOCK OF

                         U.S. MEDICAL INSTRUMENTS, INC.

        1. NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT. Subject to the terms and conditions herein set forth, Robert C. Siegel and Doris Siegel UDT dated August 19, 1976 wherein Robert Siegel and Doris Siegel are trustees, or any successor thereunder (the "Purchaser") is entitled to purchase from U.S. Medical Instruments, Inc., a California Corporation (the "Company"), at any time for the period of five (5) years from the date of the First Claim, Two Hundred Twenty Three Thousand (223,000) shares (which number of shares is subject to adjustment as described below) of fully paid and non assessable Common Stock ("Common Stock") of the Company upon surrender hereof at the principal office of the Company and, at the election of the holder hereof, upon either payment of the purchase price at said office in cash or by check or the cancellation of any present or future indebtedness from the Company to the holder in a First Claim equal to the purchase price of the Common Stock for which the consideration is being given. Subject to adjustment as hereinafter provided, the purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth), shall be $8.00. The purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant.

        2. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                (a) Adjustment for Dividends in Stock or Other Securities or Property. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed from the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the First Claim Holder of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this paragraph 2.

                (b) Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the





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time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this paragraph 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

                (c) Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of Warrant shall thereby be proportionately decreased.

                (d) Conversion or Redemption of Common Stock. If at the time of any exercise of this Warrant there are no other shares of Common Stock outstanding (such shares having been converted or redeemed), this Warrant shall be exercisable for Common Stock, for the same prices and on the same terms, and all references herein to "Common Stock" shall be changed to refer to "Common Stock."

        3. FRACTIONAL SHARES. Fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

        4. NO SHAREHOLDER RIGHTS. This Warrant shall not entitle its holder to any of the rights of a shareholder of the Company.

        5. RESERVATION OF STOCK. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

        6. EXERCISE OF WARRANT. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of the Company, accompanied by payment in full of the Warrant Price then in effect as described above. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall


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issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Common Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and non assessable. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

                (a) NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash, the Purchaser may elect to receive shares equal to the value (as determined below) of this Warrant or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with a properly endorsed notice of exercise and notice of such election in which event the Company shall issue to Purchaser a number of shares of Stock computed using the following formula:

                                         X = Y(A-B)
                                             ------
                                                A

Where   X =     the number of shares of Stock to be issued to the Purchaser,

        Y = the number of shares of Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation),

        A = the fair market value of one share of the Company's Stock at the date of such calculation), and

        B =     the Warrant Price (as adjusted to the date of such calculation).

        For purposes of the above calculation, fair market value of one share of Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Stock at the time of such exercise, fair market value shall mean the average over the preceding twenty (20) trading days (or such fewer number of days as such public market has existed) of the mean of the high closing bid and asked prices on the over-the- counter market as reported by NASDAQ, or if then traded on a national securities exchange or the NASDAQ National Market, the average over the preceding twenty (20) trading days (or such fewer number of days as the Stock has been so traded) of the mean of the high and low prices on the principal national securities exchange or the National Market on which it is so traded.

        7. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

        8. TRANSFER OF WARRANT. This Warrant may be freely transferred or assigned by the Purchaser in whole or in part, subject to compliance with all federal and state securities laws by the transferor and the transferee.

        9. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security



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reasonably satisfactory in form from the Holder to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        10. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of California. The heading in this Warrant arc for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only be an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

        11. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate five (5) years from the date this agreement is executed.

        ISSUED this 6th day of August, 1996



                                             U.S. MEDICAL INSTRUMENTS, INC.


                                        By:  /s/ Matthew S. Mazur
                                             ----------------------------------
                                             Matthew S. Mazur,
                                             Chairman & Chief Executive Officer



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                                   EXHIBIT C1

                          NOTICE OF INTENT TO EXERCISE
                  (To be signed only upon exercise of Warrant)


To:     U.S. MEDICAL INSTRUMENTS

        The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, ______________ ( ) shares of Common Stock of U.S. Medical Instruments, Inc. and herewith makes payment of ________________________ ($ ) thereof, and requests that the certificates for such shares be issued in the name of, and delivered to _____________ whose address is ______________________.

        The undersigned represents that it is acquiring such Common Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times by within its control).

        DATED: _____________

                                             __________________________________
                                             Robert Siegel

                              Address:       __________________________________
                                             __________________________________
                                             __________________________________




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